UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2024

EYENOVIA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38365	47-1178401
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

295 Madison Avenue, Suite 2400, New York, NY 10017

(Address of Principal Executive Offices, and Zip Code)

(833) 393-6684

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading Symbol)	(Name of each exchange on which registered)
Common stock, par value $0.0001 per share	EYEN	The Nasdaq Stock Market (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

The information required by this item is incorporated by reference from Item 8.01 below.

Item 8.01	Other Events.

On November 15, 2024, Eyenovia, Inc. (the “Company”) issued a press release announcing the outcome of a review of the three-year efficacy and safety data from the MicroPine Phase 3 CHAPERONE study conducted by an independent Data Monitoring Committee. In light of the results of this review, the Company is considering a variety of steps to maximize value to all stakeholders, to reduce expenses and to evaluate its strategic options, which may include a business combination, reverse merger, asset sales or a combination of those alternatives. Further information will be made available once the evaluation of strategic options has been completed.

The Company is implementing a reduction in force affecting approximately 50% of its workforce. The remaining staff will be focused on Optejet® Gen-2 development, our dry eye collaborations and clobetasol commercialization. The estimated total cost of severance-related expenses relating to this reduction in force is $0.2 million. These estimated charges are subject to a number of assumptions and actual results may differ. The Company may also incur other charges not currently contemplated due to events that may occur as a result of, or associated with, the evaluation of its strategic options.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein in its entirety by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press release dated November 15, 2024.
104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EYENOVIA, INC.

Dated: November 15, 2024	By:	/s/ Andrew Jones
Andrew Jones
Chief Financial Officer